EXHIBIT 12
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                             WEINGARTEN REALTY INVESTORS
             COMPUTATION OF RATIOS OF EARNINGS AND FUNDS FROM OPERATIONS
                  TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                (AMOUNTS IN THOUSANDS)



                                                              Three Months Ended
                                                                   March 31,
                                                             --------------------
                                                                2001       2000
                                                             ---------  ---------
Net income available to common shareholders. . . . . . . . . $ 20,392   $ 14,441

Add:
Portion of rents representative of the interest factor . . .      259        229
Interest on indebtedness . . . . . . . . . . . . . . . . . .   12,421     10,143
Preferred dividends. . . . . . . . . . . . . . . . . . . . .    5,010      5,010
Amortization of debt cost. . . . . . . . . . . . . . . . . .      325        106
                                                             ---------  ---------
    Net income as adjusted . . . . . . . . . . . . . . . . . $ 38,407   $ 29,929
                                                             =========  =========

Fixed charges:
Interest on indebtedness . . . . . . . . . . . . . . . . . . $ 12,421   $ 10,143
Capitalized interest . . . . . . . . . . . . . . . . . . . .    1,981        610
Preferred dividends. . . . . . . . . . . . . . . . . . . . .    5,010      5,010
Amortization of debt cost. . . . . . . . . . . . . . . . . .      325        106
Portion of rents representative of the interest factor . . .      259        229
                                                             ---------  ---------
    Fixed charges. . . . . . . . . . . . . . . . . . . . . . $ 19,996   $ 16,098
                                                             =========  =========

RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED DIVIDENDS . . . . . . . . . . . . . . .    1.92       1.86
                                                             =========  =========


Net income available to common shareholders. . . . . . . . . $ 20,392   $ 14,441
Depreciation and amortization. . . . . . . . . . . . . . . .   15,673     13,104
Gain on sales of property. . . . . . . . . . . . . . . . . .   (4,310)
                                                             ---------  ---------
    Funds from operations. . . . . . . . . . . . . . . . . .   31,755     27,545
Add:
Portion of rents representative of the interest factor . . .      259        229
Preferred dividends. . . . . . . . . . . . . . . . . . . . .    5,010      5,010
Interest on indebtedness . . . . . . . . . . . . . . . . . .   12,421     10,143
Amortization of debt cost. . . . . . . . . . . . . . . . . .      325        106
                                                             ---------  ---------
    Funds from operations as adjusted. . . . . . . . . . . . $ 49,770   $ 43,033
                                                             =========  =========

RATIO OF FUNDS FROM OPERATIONS TO COMBINED
FIXED CHARGES AND PREFERRED DIVIDENDS. . . . . . . . . . . .     2.49       2.67
                                                             =========  =========

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